CONFIDENTIAL TREATMENT REQUESTED BY U.S. WIRELESS DATA, INC. FOR CERTAIN INFORMATION CONTAINED IN PARAGRAPH 4 OF THIS AGREEMENT



U.S. WIRELESS DATA(R) INC.
Delivering The New Standard In Transaction Processing

September 18, 1997


Mr. David Ivy, Sr.
Unicard Systems, Inc.
13800 Montfort #155
Dallas, TX 75240


Dear David,

I am writing this letter of understanding to outline the terms of an agreement between U.S. Wireless Data and Unicard Systems, Inc. The execution of a final agreement will result in a high speed, efficient and cost effective solution for providing both Unicard processing and credit card transaction processing for the current and future customers of Unicard Systems, Inc.

I have outlined below the basic terms and conditions of an agreement between U.S. Wireless Data ("USWD") and Unicard Systems, Inc. ("USI") for your review and acceptance:

         1. Unicard desires to incorporate U.S. Wireless Data's TRANZ Enabler and CDPD wireless services to speed up the Unicard authorization process for its current and future customers.

         2. USI agrees to utilize USWD's TRANZ Enabler and CDPD wireless services as its exclusive wireless product and service offering. The TRANZ Enabler is compatible for use with the Verifone Zon Jr., TRANZ 330 and 380 terminals.

         3. USI and USWD also desire to offer credit card transaction processing services to USI's current and future customers.

         4. USWD will provide its TRANZ Enabler and wireless services to USI at a rental rate of * per month. This rental fee includes the TRANZ Enabler, and CDPD wireless services (includes IP address, monthly service fee and air time usage up to 20 KB per month). The first * monthly rental charge will be due 30 days after receipt of shipment of the units with subsequent monthly rental payments due on the first day of each month.

         5. USWD has developed a CDPD version of the USI terminal application software and has certified it for use on the USI host. The application software is jointly owned by USWD and USI and may not be licensed for use to any other customers without the written consent of both parties.

         6. USWD will provide USI with detailed CDPD coverage maps to determine CDPD coverage at all proposed deployment sites.

         7. USWD will provide warranty and support services for its TRANZ Enabler under normal wear and tear conditions. USWD will provide USI with a replacement pool (5 units) to swap out damaged units. Any damaged or malfunctioning units will be repaired by USWD and put back into the replacement pool. The replacement pool will be provided to USI on a no cost basis and may only be used for replacing defective or damaged units.

         8. In the event that a unit is lost, stolen or part of a "midnight move", then USWD would apply 50% of the rental payments made to date by USI towards a $500 replacement cost. Units damaged due to abuse will be repaired on a time and materials basis.

         9. USI will become a registered agent of USWD for the purpose of offering credit card transaction processing services to its current and future customers.

* CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY U.S. WIRELESS DATA, INC. FOR THIS PORTION OF THIS DOCUMENT PURSUANT TO COMMISSION RULE 24b-2. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

         10. USWD will develop and certify a single USI and Credit Card terminal application for use with a Verifone TRANZ 330 or 380 terminal. This terminal application will allow a merchant to process membership cards with USI or credit cards with USWD's credit card processor. USWD will develop this application software at its own expense and will retain 100% ownership of the code. USWD will license the hybrid application software to USI free of charge for utilization only with USI's current and future customer base.

         11. USI and USWD agree to split any recurring revenue earned from credit card transaction processing on an equal (50/50) basis. Recurring revenue is defined as the margin between USWD's "buy rate" and the discount rate quoted to the merchant net of any fixed monthly costs. USWD will fund USI for its portion of recurring revenue earned on the 20th of each month. The recurring revenue fees only apply to Visa and Mastercard transactions. American Express and Discover quote discount rates to the merchant directly, and we cannot participate in any recurring discount rate fees for AMEX or Discover Card transactions.

         12. USI will provide USWD with an initial  purchase order for 400 units
with   specified   delivery   dates  upon  the  acceptance  of  this  letter  of
understanding.

         13. Upon the signing of the acceptance of this letter of understanding, USI agrees to allow USWD to issue a press release describing the general nature of this agreement.

         * #14 below
I believe this outline covers the basic terms of an agreement that can make this relationship a mutual success for our respective companies. If agreeable, please indicated by signing below and return it to me with a purchase order for the first 400 units at your earliest convenience. Upon receiving your acceptance, I will have our legal firm draft a formal agreement to be executed that incorporates the terms and conditions stated above.

Sincerely,                         Accepted this 18th day of September, 1997

By: /s/ Rod Stambaugh                     By:  /s/ David M. Ivy
    -----------------                     -----------------------
Name: Rod Stambaugh                       Name:  David M. Ivy
Title:President                           Title: President

cc:  Evon Kelly, CEO


         14. The parties agree that certain trade secrets, customer lists and/or other techniques used in the present business of USI will or may be disclosed to USWD. Therefore, USWD agrees that it will not offer the same services covered by this agreement to any other company for purposes of private club membership management in Texas.

UNICARD SYSTEMS, INC.
---------------------
                                                             13800 MONTFORT #155
                                                             DALLAS, TEXAS 75240
                                                           OFFICE (972) 385-4000
                                                              FAX (972) 991-8114


TO:               U.S. WIRELESS DATA
                  4851 INDEPENDENCE ST. #189
                  WHEAT RIDGE, COLORADO 80033


                                 PURCHASE ORDER

DATE:    SEPTEMBER 18, 1997

NUMBER:  97-155-HW

AUTHORIZED BY:      /s/ David M. Ivy, President


AMOUNT ORDERED         ITEM          UNIT COST     SHIPPING DATE

         400       TRANZ Enabler         *               **

*        Per contract agreement

**       100 Units ASAP
         300 Units as directed prior to 6-1-98




                            SATELLITE UNICARD NETWORK
                                 THE SUN SYSTEM